December 17, 2021

Tidal ETF Trust
898 N. Broadway, Suite 2
Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 13, 2020, regarding the sale of an unlimited number of shares of beneficial interest of the ATAC US Rotation ETF and our opinion dated July 14, 2021, regarding the sale of an unlimited number of shares of beneficial interest of the ATAC Credit Rotation ETF, each a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.